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                                                                  EXHIBIT (4)(c)

                              CERTIFICATE SCHEDULE
                           AIG LIFE INSURANCE COMPANY
                      600 King Street, Wilmington, DE 19801

GROUP CONTRACTHOLDER:                ABC Corp
GROUP CONTRACT NUMBER:               0001
CERTIFICATE NUMBER:                  1001
OWNER:                               John Doe
CERTIFICATE DATE:                    November 1, 2000
INCOME START DATE:                   January 1, 2001
ANNUITANT:                           John Doe
DATE OF BIRTH:                       January 1, 1946
[SEX:                                Male]
[JOINT ANNUITANT:                    Jane Doe]
[DATE OF BIRTH:                      January 1, 1947]
[SEX:                                Female]
[SINGLE PURCHASE PAYMENT:            $250,000.00]

MORTALITY AND EXPENSE RISK CHARGE: Equal to an annual basis of [ ] of the average daily net assets of the Separate Account.

[TRANSFER FEE: [$10.00] However, we will not make a charge for the first [12] transfers in any Certificate Year.]

[SURRENDER CHARGE: A charge of [ ] for a partial or complete surrender.]

                               INVESTMENT OPTIONS

[EQUITY GROWTH]                      [MONEY MARKET]
[FIXED INCOME]                       [TECHNOLOGY]
[INTERNATIONAL MAGNUM]               [VALUE]
[MIDCAP GROWTH]

                                 ANNUITY INCOME

ANNUITY INCOME OPTION:               [Life Annuity]
FREQUENCY OF ANNUITY INCOME:         [Monthly]
[GUARANTEE PERIOD:]
[REDUCED ANNUITY PERCENTAGE TO JOINT ANNUITANT AFTER DEATH OF ANNUITANT: ___%] INITIAL PERCENTAGE ALLOCATION OF PURCHASE PAYMENT TO PROVIDE:
   Fixed Annuity Income: [   %]   Variable Annuity Income: [   %]
[FIXED ANNUITY INCOME AMOUNT ON INCOME START DATE: $____]
[ESTIMATED VARIABLE ANNUITY INCOME AMOUNT ON INCOME START DATE: $____]
ASSUMED INVESTMENT RETURN: [   %] PER ANNUM
INCOME CHANGE DATES: [January 1 and July 1]

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